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                                                                     EXHIBIT 7.2



                          STOCK SUBSCRIPTION AGREEMENT

                                January 20, 1999

Insurance Partners Offshore (Bermuda), L.P. (the "Investor")
One Chase Manhattan Plaza
44th Floor
New York, New York 10005
Attn: Brad Cooper

Gentlemen:

         Ceres Group, Inc., a Delaware corporation and successor-in-interest to Central Reserve Life Corporation, an Ohio corporation (the "Company"), agrees with Investor as follows:

         1. Sale and Purchase of Subscription Shares. Pursuant to the Company's private placement offering (the "Offering") of 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Shares"), and subject to the terms and conditions set forth in this Agreement, the Company, agrees to sell to Investor, and by its acceptance of the Agreement Investor agrees to purchase from the Company for investment, on the Closing Date referred to below, the number of Common Shares set forth opposite Investor's signature below. As consideration for the purchase of Common Shares, Investor shall pay to the Company the sum of $7.50 multiplied by the number of Common Shares set forth opposite Investor's signature below (the "Purchase Price"). The Common Shares being purchased by Investor are referred to as the "Subscription Shares."

         The time and date of such sale and purchase of Subscription Shares shall be February 4, 1999 or such other time and date (the "Closing Date") as the Company may fix on two business day's notice to Investor.

         On or before the Closing Date, Investor shall deliver to Company or its designated representatives, the Purchase Price by wire transfer of immediately available funds. The closing shall take place at the Company's offices, 17800 Royalton Road, Strongsville, Ohio 44136. Within five days of the Closing Date or as soon as practicable thereafter, the Company will deliver a certificate to Investor for the Subscription Shares. The Company will bear all expenses in connection with the preparation, issuance and delivery of the certificates representing the Subscription Shares.

         2. Representation and Warranty of the Company. The Company represents and warrants to Investor as follows:

            (a) Issuance of Shares. The Subscription Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law, by contract, in the Company's Certificate of Incorporation or otherwise.

            (b) Same Terms. All Common Shares offered or sold in the Offering will be offered and sold at the same price and otherwise on the same terms.


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                  (c) Authority. The Company has all requisite corporate power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered by the Company, if any, on the Closing Date and to carry out the transactions contemplated hereby and thereby. All corporate acts or proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been or will be duly and properly taken.

                  (d) Validity. This Agreement has been, and the documents to be delivered on the Closing Date by the Company, if any, will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Company and are not prohibited by, do not violate or conflict with any provision, and do not constitute a default under or a breach of (i) the Company's Certificate of Incorporation, Bylaws, or other governing documents, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company is a party or by which the Company or any of its assets is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to the Company, or (iv) any law, rule or regulation applicable to the Company.

                  (e) Due Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, and has full power and authority to carry on the business in which it is engaged.

                  (f) Brokers. The Company has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

                  (g) No Material Adverse Change. From December 31, 1998 until the Closing Date, there shall not have occurred any Material Adverse Effect in respect of the Company, Continental General, or any of their respective subsidiaries. From the date of this Agreement until the Closing Date, there shall not have occurred any material disruption of or material adverse change in U.S. financial, banking or capital market conditions. For purposes of this Agreement, "Material Adverse Effect" means any event, circumstance, condition, fact, effect, or other matter that has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition, prospects, or results of operations of the Company, Continental General, and their respective subsidiaries taken as a whole.

         3. Representations and Warranties of Investor. Investor represents and warrants to the Company as follows:

                  (a) Authority. If Investor is a natural person, Investor has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered by Investor, if any, on the Closing Date and to carry out the transactions contemplated hereby and thereby. If Investor is a corporation, limited liability company, partnership or other entity, Investor has all requisite corporate, limited liability company, partnership or other, as applicable, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered by Investor, if any, on the Closing Date and to carry out the transactions contemplated hereby and


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thereby. All corporate, limited liability company, partnership, as applicable, and other acts or proceedings required to be taken by Investor to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

                  (b) Validity. This Agreement has been, and the documents to be delivered on the Closing Date by Investor, if any, will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Investor, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of Investor and are not prohibited by, do not violate or conflict with any provision, and do not constitute a default under or a breach of (i) Investor's certificate or articles of incorporation or formation, bylaws, or other governing documents, (ii) any note, bond, indenture, contract, agreement, permits, license or other instrument to which Investor is a party or by which Investor or any of its assets is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to such Investor, or (iv) any law, rule or regulation applicable to Investor.

                  (c) Due Organization. Investor is a corporation, limited liability company, partnership or other entity, as applicable, duly organized and validly existing under the laws of its state of formation, and has full power and authority to carry on the business in which it is engaged.

                  (d) Brokers. Investor has nor retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

                  (e) Investment Representation.

                           (i) Investor understands that the Subscription Shares
                  have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), as of the Closing Date or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

                           (ii) Investor represents that:

                                   (A) it is acquiring the Subscription Shares
                           solely for its own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act;

                                   (B) it is a sophisticated investor with
                           knowledge and experience in business and financial matters;

                                   (C) it has had access to all reports filed by
                           the Company during the current year and the year preceding the current year pursuant to the Securities Exchange Act of 1934, as amended, and has had the opportunity to obtain additional information, including the November 1998 Confidential Information Memorandum prepared by Chase Manhattan Bank in connection with the debt



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                           financing to be obtained for the acquisition of
                           Continental General Corporation, a Nebraska corporation ("Continental General"), an actuarial analysis of Continental General dated November 2, 1998 prepared by Milliman & Robertson, Inc. and an actuarial analysis of the insurance business of the Company's subsidiary updated on September 28, 1998 prepared by Milliman & Robertson, Inc. in order to evaluate the merits and risks inherent in holding the Subscription Shares;

                                   (D) it has not been offered the Subscription
                           Shares by any form of general advertising or general solicitation;

                                   (E) it is able to bear the economic risk and
                           lack of liquidity inherent in holding the Subscription Shares;

                                   (F) it has been given the opportunity to ask
                           questions of, and to receive answers from, the Company, or a person or persons acting on its behalf, concerning the terms and conditions of the Offering and the acquisition of Continental General; and it has obtained all such information deemed necessary or appropriate in order to evaluate whether to purchase the Subscription Shares; and

                                   (G) it is an "accredited investor" (as
                           defined in the Securities Act).

                           (iii) The certificate(s) representing the
                 Subscription Shares shall bear tile following legend:

                 THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ANY TRANSFER HEREOF IS SUBJECT TO COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND REGULATIONS.

                 (g) Qualification and Conflicts. To the knowledge of Investor, neither Investor nor any person holding any interest in Investor, directly or indirectly, is disqualified from holding a direct or indirect interest in the Company and its subsidiaries under the regulations of any state or other governmental entity regulating the Company or any subsidiaries of the Company or the business thereof nor is subject to any regulation, agreement or other restriction that limits or precludes their ownership of an interest in the Company or its subsidiaries or restricts their right to participate in the management thereof.

         4. Conditions to Purchase and Sale of Subscription Shares.

                 (a) Investor's obligation to purchase and pay for the Subscription Shares shall be subject to the following conditions:

                     (i) The accuracy on the Closing Date of the representations and warranties of the Company herein contained;

                     (ii) The Offering is fully subscribed and on the Closing
                 Date the Company has received payment in full for all Common Shares;


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                           (iii) The proceeds of the Offering will be used for
                  the purchase of Continental General and fees and expenses related thereto;

                           (iv) Each investor who is acquiring Common Shares in
                  the Offering who was not a party to each of the Stockholders Agreement (as defined below), the Voting Agreement (as defined below), and the Registration Rights Agreement (as defined below) as of the date of such agreements, has executed and delivered to the Company one or more agreements whereby such investor has agreed to be bound by the terms of each such agreement; and

                           (v) Any applicable waiting period under the
                  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or the transactions contemplated hereby or any applicable waiting period will have been terminated prior to expiration.

                 (b) The Company's obligation to sell the Subscription Shares is subject to the following conditions:

                           (i) the accuracy on the Closing Date of the
                  representations and warranties of Investor contained in this Agreement;

                           (ii) receipt by the Company of the Purchase Price;

                           (iii) receipt by the Company of a fairness opinion
                  from Advest, Inc. with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received in the Offering; and

                           (iv) Any applicable waiting period under the
                  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or the transactions contemplated hereby or any applicable waiting period will have been terminated prior to expiration.

         5. Additional Agreements. Investor and the Company acknowledge that the Subscription Shares are bound by and subject to the Stockholders Agreement by and among the Company and the security holders listed on the signatures pages thereof, dated as of July 1, 1998 (the "Stockholders Agreement"), and the Voting Agreement, dated as of July 1, 1998, by and among the Company and the security holders listed on the signatures pages thereof (the "Voting Agreement"). Investor and the Company also acknowledge that the Subscription Shares are "Registrable Shares" as that term is defined in the Registration Rights Agreement, dated as of July 1, 1998, between the Company and the persons and entities set forth on the signature pages attached thereto and as amended through Amendment No. 1 to the Registration Rights Agreement attached hereto as Exhibit A. The certificate(s) representing the Subscription Shares shall also bear the following restrictive legends as set forth in Section 3.2 of the Voting Agreement and Section 3.5 of the Stockholders Agreement:


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                  THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE
                  SUBJECT TO TRANSFER INSTRUCTIONS, VOTING LIMITATIONS, AND OTHER TERMS AND CONDITIONS CONTAINED IN A VOTING AGREEMENT DATED JULY 1, 1998 BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                  THIS SECURITY IS SUBJECT TO CERTAIN RIGHTS AND RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF JULY 1, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

         6. Acceptance of Subscription. Investor acknowledges that subscriptions will not necessarily be accepted in the order in which they are received, and that the Company may reject any subscription in its sole discretion. In the event that the Company rejects part but not all of the Subscription Shares subscribed for herein, Investor acknowledges that it will be obligated to purchase the balance of the Subscription Shares that are accepted.

         7. Covenants and Representations to Survive Delivery; Assignment. All covenants, agreements, representations and warranties made in this Agreement and in the certificates delivered pursuant to this Agreement will survive the delivery to Investor of the Subscription Shares and payment therefor and, notwithstanding any investigation previously or in the future made by Investor or on Investor's behalf, shall continue in full force and effect. Investor may not assign any of its rights hereunder without the prior written consent of the Company, which consent will not be unreasonably conditioned, delayed or withheld. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs, successors and permitted assigns of such party, and all covenants, promises and agreements in this agreement by or on behalf of the Company, or by or on behalf of Investor, shall bind and inure to the benefit of the heirs, successors and permitted assigns of such party hereto.

         8. Governing Law; Amendments. This Stock Subscription Agreement shall be construed and enforced in accordance with the domestic substantive laws of the State of Ohio without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other state. This Stock Subscription Agreement cannot be changed orally, and can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought.

         9. Execution in Counterparts. This Stock Subscription Agreement may be executed by any one or more of the parties in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.


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         10. Variations in Pronouns. All pronouns and nouns and any variations thereof refer to the masculine, feminine, neuter, singular or plural, as the context may require.

         If the terms and conditions of this Agreement are satisfactory to you, please sign the form of acceptance on the enclosed counterpart and return it to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                          Very truly yours,

                                          CERES GROUP, INC.

                                          /s/  VAL RAJIC
                                          ------------------------------------
                                          By:  Val Rajic
                                          Its: Executive Vice President

         The foregoing agreement is hereby accepted as of the date first above written.

                            INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.

                            By: Insurance GenPar (Bermuda), L.P.,
                                its General Partner

                                  By: Insurance GenPar (Bermuda) MGP, L.P.,
                                      its General Partner

                                       By: Insurance GenPar (Bermuda) MGP, Ltd.,
                                           its General Partner

                                       /s/  ROBERT A. SPASS
Number of                              -------------------------------------
  Subscription Shares:  280,182        By:  Robert A. Spass
                       ---------       Its: President
Purchase Price:  $2,101,365
                ----------------
  ($7.50 x number of Subscription Shares)




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